UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 15, 2005
Date of report (Date of earliest event reported)

DYNEX CAPITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Virginia	1-9819	52-1549373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4551 Cox Road, Suite 300
Glen Allen, VA 23060
(Address of Principal Executive Offices) (Zip Code)

(804) 217-5800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                On November 15, 2005, the Board of Directors of Dynex Capital, Inc. (the “Company”) appointed Stephen J. Benedetti, Executive Vice President, Chief Operating Officer of the Company.  Effective as of his appointment, Mr. Benedetti resigned his position as Executive Vice President, Chief Financial Officer, which he had held since September 2001.  From May 2000 to September 2001, Mr. Benedetti had been the Acting Chief Financial Officer and Acting Secretary.  From October 1997 until August 2001, Mr. Benedetti served as Vice President and Treasurer of the Company; and from September 1994 until December 1998, he served as Vice President and Controller. From March 1992 until September 1994, he served as Director of Accounting and Financial Reporting for National Housing Partnerships, a national multifamily housing syndicator and property management company.  Mr. Benedetti also served as audit manager for Deloitte & Touche from 1985 to 1992, where he provided audit and consulting services to various clients primarily in the financial services and real estate industries.  Mr. Benedetti is a Certified Public Accountant.

        The Company and Mr. Benedetti are parties to a severance agreement that is effective as of June 11, 2004 and that will stay in effect for the duration of Mr. Benedetti’s employment with the Company. The severance agreement provides generally that a lump sum payment will be made to Mr. Benedetti under certain circumstances upon his termination of employment with the Company.  Such circumstances include the termination of employment by Mr. Benedetti for “good reason” (as defined in the agreement), such as the occurrence of a change in control of the Company, or the termination of his employment by the Company without “cause” (as defined in the agreement).  In such events, Mr. Benedetti will have the right to receive a lump sum payment equal to the sum of (i) Mr. Benedetti’s base salary and bonus that has accrued but has not been paid, (ii) the equivalent of Mr. Benedetti’s annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company prorated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also will become fully vested in any options, stock appreciation rights or other forms of incentive stock compensation granted to Mr. Benedetti under the 2004 Stock Incentive Plan if he terminates his employment for good reason or if he is terminated without cause.  If a termination under the severance agreement had occurred as of April 6, 2005, the payments due to Mr. Benedetti would have been approximately $500,000.

                On November 15, 2005, the Board of Directors of the Company also appointed Jeffrey L. Childress, Controller as the Principal Accounting Officer of the Company.  Mr. Childress has served as the Company's controller since joining the Company in February 2005.   Mr. Childress was the controller at Rehrig International from 2004 until joining Dynex.  Prior to joining Rehrig, Mr. Childress served as the Vice President - Finance at Dr2Dr, Inc., a medical practice management application service provider, from 2002 until 2004  Prior to Dr2Dr, Mr. Childress served as the Assistant Corporate Controller at Massey Energy Company, Inc., a publicly traded coal mining company.  Mr. Childress began his career with KPMG LLP and is a certified public accountant licensed in the Commonwealth of Virginia.

Item 8.01.              Other Events.

                On November 18, 2005, the Company issued a press release announcing the organizational changes discussed in Item 5.02 of this report.  The press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated November 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date: November 18, 2005	By:	/s/ Stephen J. Benedetti
Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 18, 2005